Exhibit 3.1(b)
Articles of Amendment
to
Articles of Incorporation
of
First National Bancshares, Inc.

(Name of corporation as currently filed with the Florida Dept. of State)
P98000054182

(Document number of corporation (if known)
Pursuant to the provisions of section 607.1006, Florida Statutes, this Florida Profit Corporation adopts the following amendment(s) to its Articles of Incorporation:
NEW CORPORATE NAME (if changing):

(must contain the word “corporation,” “company,” or “incorporated” or the abbreviation “Corp.,” “Inc.,” or “Co.”)
AMENDMENTS ADOPTED — (OTHER THAN NAME CHANGE) Indicate Article Number(s) and/or Title(s) being amended, added or deleted: (BE SPECIFIC)
Paragraph 1 of ARTICLE IV is amended in its entirety to read as follows:

Number and Class of Shares Authorized; Par Value

The capital stock authorized, the par value thereof, and the class of such stock shall be as follows:

Number of Shares Authorized	Par Value Per Share	Class of Stock

7,500,000	$0.10	Common

The consideration for all of the above stock shall be payable in cash or, in lieu of cash, property

(tangible and intangible), labor or services (past, present or future), at a just valuation to be fixed by the Board of Directors of the Corporation.

(Attach additional pages if necessary)
If an amendment provides for exchange, reclassification, or cancellation of issued shares, provisions for implementing the amendment if not contained in the amendment itself: (if not applicable, indicate N/A)
(continued)

The date of each amendment(s) adoption: May 20, 2004

Effective date if applicable:

(no more than 90 days after amendment file date)
Adoption of Amendment(s)                               (CHECK ONE)

☑	The amendment(s) was/were approved by the shareholders. The number of votes cast for the amendment(s) by the shareholders was/were sufficient for approval.

☐	The amendment(s) was/were approved by the shareholders through voting groups. The following statement must be separately provided for each voting group entitled to vote separately on the amendment(s).

“The number of votes cast for the amendment(s) was/were sufficient for approval by .”
(voting group)

☐	The amendment(s) was/were adopted by the board of directors without shareholder action and shareholder action was not required.

☐	The amendment(s) was/were adopted by the incorporators without shareholder action and shareholder action was not required.
Signed this 25th day of May, 2004.

Signature	/s/ Glen w. Fausset

(By a director, president or other officer — if directors or officers have not been selected by an incorporator — if in the hands of a receiver, trustee, or other court appointed fiduciary by that fiduciary)

Glen W. Fausset

(Typed or printed name of person signing)

President

(Title of person signing)

FILING FEE: $35